UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF
THE SECURITIES ACT OF 1934

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AlTi Global, Inc.
(Name of Registrant as Specified in Its Charter)

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Supplement to the Definitive Proxy Statement
for the 2026 Annual Meeting of Stockholders
To be Held on Wednesday, June 17, 2026

EXPLANATORY NOTE

This proxy statement supplement (the “Supplement”) supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission by AlTi Global, Inc. (the “Company”) on April 30, 2026.

Due to an administrative error, the description of Nancy Curtin’s employment agreement in the “Executive Compensation” section of the Proxy Statement under the caption “Employment Arrangements” inadvertently omitted certain terms. This Supplement is being filed to correct this error by amending and restating the section captioned “Employment Arrangements” originally set forth beginning on page 32 of the Proxy Statement. Although only the description of Ms. Curtin's employment arrangement has been corrected, the “Employment Arrangements” section is restated in its entirety for ease of reference. The corrected information is provided below and replaces the “Employment Arrangements” section originally included in the Proxy Statement in its entirety.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read together with the Proxy Statement, and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement.

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Information About Our Annual Meeting.”

Employment Arrangements

Tiedemann Employment Agreement. Effective upon the closing of the Business Combination, the Company, TIG Advisors, and Mr. Tiedemann entered into an amended and restated executive employment and restrictive covenant agreement (the “Tiedemann Employment Agreement”) pursuant to which Mr. Tiedemann agreed to serve in the capacity of Chief Executive Officer of the Company, TIG Advisors and any of the other Company Entities (as defined in the Tiedemann Employment Agreement) designated by the Company for an initial term of five years from the Closing Date. For his services, Mr. Tiedemann is (a) paid a base salary of $600,000 per annum, (b) eligible to receive a bonus with respect to each fiscal year during the Employment Term (as defined in the Tiedemann Employment Agreement) under our annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee; provided, however, that in no event shall the target bonus in any fiscal year be less than the 50th percentile of annual bonuses, determined based on the Benchmarking Methodology (as defined below), and (c) entitled to an equity grant with respect to each fiscal year (including any partial year in which the Tiedemann Employment Agreement becomes effective) under any equity and/or equity-based compensation plan(s) adopted and maintained by the Company or TIG Advisors from time to time (if any) for the benefit of select employees of the Company Entities (which any Equity Awards (as defined in the Tiedemann Employment Agreement) granted to Mr. Tiedemann under the Executive Incentive Plan (as defined in the Tiedemann Employment Agreement), and the terms and conditions thereof, shall be determined by the Compensation Committee; provided, however, that in no event shall the terms and conditions thereof be any less favorable to Mr. Tiedemann than any other senior executive participating in an Executive Incentive Plan, and further provided that the value and vesting term for each Equity Award will not be less than the 50th percentile of incentive equity grants, determined based on the Benchmarking Methodology). The Base Compensation (as defined in the Tiedemann Employment Agreement) will be subject to annual review for increase, but not decrease, by the Board; provided, however, that such review may be delegated to the Compensation Committee. The ”Benchmarking Methodology” is defined as: the results of a benchmarking study of executives of similar title and role to Executive at comparable public companies, based on a peer group of executives and companies to be agreed upon in advance in writing by the Company and Mr. Tiedemann, with such benchmarking study prepared by an independent third-party consulting firm that is selected by the Compensation Committee after consultation with Mr. Tiedemann and engaged at our expense. Mr. Tiedemann’s employment and Employment Term (as defined in the Tiedemann Employment Agreement) will terminate upon the earliest to occur of the following: (a) the date of Mr. Tiedemann’s death; (b) a termination of Mr. Tiedemann’s employment by TIG  Advisors due to Mr. Tiedemann’s Disability (as defined in the Tiedemann Employment Agreement); (c) Mr. Tiedemann’s resignation without Good Reason (as defined below); (d) a termination of Mr. Tiedemann’s employment by TIG Advisors for Cause; (e) a termination of Mr. Tiedemann’s employment by TIG Advisors without Cause; (f) the resignation of Mr. Tiedemann for Good Reason; or (g) the conclusion of the Employment Term in the event of non-renewal. Notwithstanding the foregoing, prior to the third anniversary of the Closing Date, TIG Advisors will not be entitled to terminate Mr. Tiedemann’s employment without Cause unless the determination to do so is made by a unanimous vote of the Board (after Mr. Tiedemann has been given the opportunity to make a presentation to the Board in opposition to such determination, if he so desires), excluding Mr. Tiedemann and any members who affirmatively indicate, in writing, that they are abstaining or recusing themselves from voting and provided that following any such abstentions or recusals, a quorum exists as under the applicable corporate documents (such determination, an “Early TWOC”). None of TIG Advisors, Mr. Tiedemann, or any Board member will take any undue action (including but not limited to the use of financial incentives or disincentives) to encourage or induce any Board member to vote, abstain, or recuse themselves from voting on an Early TWOC. (x) “Good Reason” is defined as the occurrence of any of the following events without Mr. Tiedemann’s consent: (a) a material reduction in Mr. Tiedemann’s Base Compensation; (b) a material diminution in Mr. Tiedemann’s duties, authority or responsibilities, or a change in Mr. Tiedemann’s title or reporting line; (c) a relocation of more than 30 miles from Mr. Tiedemann’s primary place of employment in New York, NY; or (d) the material breach of the Tiedemann Employment Agreement by the Company or TIG Advisors and (y) “Cause” is defined as: (i) a conviction of Mr. Tiedemann to a felony or other crime involving moral turpitude; (ii) gross negligence or willful misconduct by Mr. Tiedemann resulting in material economic harm to the Company and/or the Company Entities, taken as a whole; (iii) a willful and continued failure by Mr. Tiedemann to carry out the reasonable and lawful directions of the Board issued in accordance with the Company’s or TIG Advisors’ Certificate of Formation, Certificate of Incorporation or other governing documents; (iv) Mr. Tiedemann engaging in (A) fraud, (B) embezzlement, (C) theft or (D) knowing and material dishonesty resulting in material economic harm to the Company or any of the Company Entities. For the avoidance of doubt, subpart (C) of the preceding sentence is not intended to include any de minimis, incidental conduct by Mr. Tiedemann (e.g., taking office supplies home, etc.) or inadvertent actions such as accidental personal use of a Company credit card or accidental errors in mileage reimbursement or other accidental or inadvertent actions that are not materially injurious to the Company or any of the Company Entities; (e) a willful or material violation by Mr. Tiedemann of a material policy or procedure of the Company or any of the Company Entities; or (f) a willful material breach by Mr. Tiedemann of the Tiedemann Employment Agreement.

If Mr. Tiedemann’s employment ends for any reason, Mr. Tiedemann will be entitled to the following: (a) any earned but unpaid Base Compensation through the Termination Date (as defined in the Tiedemann Employment Agreement); (b) reimbursement for any unreimbursed business expenses incurred through the Termination Date; (c) any accrued but unused PTO (as defined in the Tiedemann Employment Agreement) in accordance with Cartesian policy; and (d) any other accrued and vested payments (measured as of the Termination Date), benefits or fringe benefits to which Mr. Tiedemann may be entitled under the terms of any applicable compensation arrangement, benefit or fringe benefit plan or program, including, without limitation, any earned yet unpaid bonuses or other incentive compensation relating to completed fiscal years prior to the Termination Date (collectively, the “Accrued Amounts”).

If Mr. Tiedemann’s employment is terminated by the Company without Cause or by Mr. Tiedemann with Good Reason, in addition to the Accrued Amounts, Mr. Tiedemann will be entitled to the following continued compensation (the “Continued Compensation”): (a) continuation of Mr. Tiedemann’s then Base Compensation for the longer period of (i) the remaining duration of the Initial Term (as defined in the Tiedemann Employment Agreement) as of the Termination Date or (ii) 12 months (such longer period, the “Severance Period”), payable as and when those amounts would have been payable had the Employment Term not ended; (b) for each fiscal year (including any partial fiscal years) during the Severance Period, an amount equal to the Bonus payable for the fiscal year ending immediately prior to the Termination Date, payable in monthly installments over the Severance Period; (c) immediate vesting of all Equity Awards previously granted to Tiedemann; and (d) continuation of the health benefits provided to Mr. Tiedemann and his covered dependents, pursuant to COBRA, at our sole cost, for a period of 18 months.
If Mr. Tiedemann’s employment terminates as a result of Mr. Tiedemann’s death or Disability (as defined in the Tiedemann Employment Agreement), in addition to the Accrued Amounts, Mr. Tiedemann will be entitled to a (a) continuation of Mr. Tiedemann’s then Base Compensation for 12 months, payable as and when those amounts would have been payable had the Employment Term not ended; (b) an amount equal to the Bonus payable for the fiscal year ending immediately prior to the Termination Date, payable in monthly installments over 12 months; and (c) continuation of the health benefits provided to Mr. Tiedemann and his covered dependents, pursuant to COBRA, at our sole cost, for a period of 12 months.

If Mr. Tiedemann’s employment terminates as a result of a non-renewal, Mr. Tiedemann will only be entitled to payment of the Accrued Amounts. Additionally, if Mr. Tiedemann’s employment terminates as a result of non-renewal by either party, Mr. Tiedemann’s post-employment non-competition and non-solicitation obligations will be immediately null and void.

The Continued Compensation will only be payable if Mr. Tiedemann complies with all terms and conditions of the Tiedemann Employment Agreement and Mr. Tiedemann (or his estate) executes and delivers to us a customary general release of claims in the form attached to the Tiedemann Employment Agreement.

If any dispute arises concerning the Tiedemann Employment Agreement or Mr. Tiedemann’s employment or his termination, the parties will submit the dispute to arbitration at JAMS in New York, NY.

The Tiedemann Employment Agreement also includes certain restrictive covenants for Mr. Tiedemann, including a customary (a) 12-month non-compete (provided, however, that if Mr. Tiedemann’s employment is terminated (i) without Cause prior to the third anniversary of the Closing Date, the non-compete will end six months following the Termination Date or (ii) as a result of non-renewal of the Tiedemann Employment Agreement, there will be no non-compete) (the “Restricted Period”), (b) non-interference and non-solicitation of our employees and clients (and prospective clients) during Mr. Tiedemann’s employment and the Restricted Period, and confidentiality, company work product and intellectual property, cooperation and non-disparagement provisions. In addition, Mr. Tiedemann has agreed that the Company currently owns the rights to, uses, and may at its option continue to use, “Tiedemann” as a trade name and/or as trademark or service mark (or portion thereof) (the “Tiedemann Marks”) and Mr. Tiedemann has agreed not to challenge the validity or enforceability of the Tiedemann Marks and, until such time as we (or, if the Tiedemann Marks are assigned along with substantially all the assets of our business, our successors or assigns) cease to use the Tiedemann Marks, will not market, promote, distribute, or sell (or authorize others to market, promote, distribute or sell) to any third party, any private wealth or asset management services under the “Tiedemann” name or utilizing trademarks that are the same or similar to the Tiedemann Marks. Subject to the foregoing, nothing contained in the Tiedemann Employment Agreement will prohibit, limit or otherwise impair Tiedemann in using the “Tiedemann” name with respect to any activities following Tiedemann’s employment with the Company.

On March 30, 2026, the Board and Mr. Tiedemann agreed that Mr. Tiedemann will step down as the Company’s Chief Executive Officer, effective March 30, 2026. Mr. Tiedemann’s employment was terminated without cause and he will be entitled to receive the severance payments and benefits, including certain equity award acceleration and vesting, set forth in the Tiedemann Employment Agreement, subject to the terms and conditions set forth therein.

Curtin Employment Agreement. In connection with Ms. Curtin’s appointment as Interim Chief Executive Officer, the Board approved certain proposed compensation terms to be reflected in a new employment agreement to be entered into by and between the Company and Ms. Curtin, which is expected to have a term of one year (the “Curtin Employment Agreement”). The Curtin Employment Agreement has not yet been finalized or executed, and is expected to have the following terms. Ms. Curtin’s annual base salary is expected to be increased to $600,000, effective upon her appointment, and she is expected to be entitled to a guaranteed bonus for fiscal year 2026 of $740,000, which may be paid in cash, equity, or a combination of both, under the Company’s annual incentive compensation plan as established and modified from time to time by the Compensation Committee. Ms. Curtin is expected to be entitled to receive up to $1,300,000 in incremental cash compensation for her service as Interim Chief Executive Officer, payable as follows: $700,000 upon assuming the role, reflecting compensation for the first six months of service, and $100,000 per month for each monthly period following the first six months, up to an additional $600,000. If the Company appoints a permanent Chief Executive Officer within the first six months and Ms. Curtin continues to provide transitional services in her capacity as Global Chief Investment Officer, she is expected to remain entitled to receive the remaining monthly payments. If Ms. Curtin is terminated without cause or resigns for good reason due to a diminution of her responsibilities as Global Chief Investment Officer, she is expected to be entitled to severance equal to one year of base salary and cash bonus, and, if such termination occurs after the six-month anniversary of her appointment, any unpaid monthly payments. Ms. Curtin is also expected to be entitled to a housing allowance of up to $16,500 per month.

Moran Employment Agreement. Effective upon the closing of the Business Combination, the Company, Tiedemann Advisors, and Mr. Moran entered into an executive employment and restrictive covenant agreement (the “Moran Employment Agreement”) pursuant to which Mr. Moran agreed to serve in the capacity of Chief Operating Officer of the Company. For his services, Mr. Moran is (a) paid a base salary, (b) eligible to receive a bonus with respect to each fiscal year under our annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee; provided, however, that in no event shall the target bonus in any fiscal year be less than the 50th percentile of annual bonuses, determined based on the Benchmarking Methodology (as defined below), and (c) eligible to participate in any equity and/or equity-based compensation plan(s) adopted and maintained by the Company from time to time (if any). The Base Compensation (as defined in the Moran Employment Agreement) will be subject to annual review for increase, but not decrease (other than as a result of an across the board reduction among the management team). The “Benchmarking Methodology” is defined as: the results of a benchmarking study of executives of similar title and role to Executive at comparable public companies, with such benchmarking study prepared by an independent third-party consulting firm that is selected by the Compensation Committee after consultation with Mr. Moran and engaged at our expense. Mr. Moran’s employment will terminate upon the earliest to occur of the following: (a) the date of Mr. Moran’s death; (b) a termination of Mr. Moran’s employment by the Company due to Mr. Moran’s Disability (as defined in the Moran Employment Agreement); (c) Mr. Moran’s resignation without Good Reason (as defined below); (d) a termination of Mr. Moran’s employment by the Company for Cause; (e) a termination of Mr. Moran’s employment by the Company without Cause; or (f) the resignation of Mr. Moran for Good Reason.

“Good Reason” is defined as the occurrence of any of the following events without Mr. Moran’s consent: (a) a material reduction in Mr. Moran’s Base Compensation; (b) relocation of Mr. Moran’s primary place of employment such that the driving distance from Mr. Moran’s primary residence to the primary place of employment increases by more than twenty-five (25) miles; or (c) the material breach of the Moran Employment Agreement by the Company. “Cause” is defined as: (i) willful or deliberate failure to perform Mr. Moran’s duties required under the Moran Employment Agreement; (ii) material breach of a term of the Moran Employment Agreement; (iii) breach of fiduciary duty, dishonesty, willful misconduct or fraud in connection with any aspect of Mr. Moran’s employment, including in respect of any representations made by Mr. Moran in the Moran Employment Agreement, (iv) gross negligence in the performance of Mr. Moran’s duties required under the Moran Employment Agreement; (v) a violation of banking or securities industry laws, rules or regulations that constitutes a serious offense or that could or does result in a significant fine; (vi) indictment or the substantial equivalent for, conviction of or a plea of guilty or nolo contendere to (A) any felony or (B) a misdemeanor involving moral turpitude; (vii) engaging in willful conduct materially injurious to the business, reputation or goodwill of the Company or any of the Company Entities; or (viii) any material violation of policies, practices or standards of behavior of the Company or any of the Company Entities (including those set forth in any Employee Handbook, Compliance Manual, or Code of Ethics).

If Mr. Moran’s employment ends for any reason, Mr. Moran will be entitled to the following: (a) any earned but unpaid Base Compensation through the Termination Date (as defined in the Moran Employment Agreement); (b) reimbursement for any unreimbursed business expenses incurred through the Termination Date; (c) any accrued but unused PTO (as defined in the Moran Employment Agreement) in accordance with Cartesian policy; and (d) any other accrued and vested payments (measured as of the Termination Date), benefits or fringe benefits to which Mr. Moran may be entitled under the terms of any applicable compensation arrangement, benefit or fringe benefit plan or program (collectively, the “Accrued Amounts”).

If Mr. Moran’s employment is terminated by the Company without Cause or by Mr. Moran with Good Reason, in addition to the Accrued Amounts, Mr. Moran will be entitled to the following continued compensation (the “Continued Compensation”): (a) continuation of Mr. Moran’s then Base Compensation for 12 months (the “Severance Period”), payable as and when those amounts would have been payable had the Employment Term not ended; (b) any unpaid bonus from a prior year; (c) an amount equal to Mr. Moran’s prior year’s bonus; (d) continuation of the health benefits provided to Mr. Moran and his covered dependents, pursuant to COBRA, at the same portion of premiums the Company pays for active employees, for a period of up to 12 months.

If Mr. Moran’s employment terminates as a result of Mr. Moran’s death or Disability (as defined in the Moran Employment Agreement), in addition to the Accrued Amounts, Mr. Moran will be entitled to (a) a lump sum payment equal to the sum of (x) 12 months of Mr. Moran’s Base Compensation; and (y) the prior year’s bonus (prorated for the portion of the year worked) and (b) continuation of the health benefits provided to Mr. Moran and his covered dependents, pursuant to COBRA, at our sole cost, for a period of 12 months.
The Continued Compensation will only be payable if Mr. Moran complies with all terms and conditions of the Moran Employment Agreement and Mr. Moran executes and delivers to us a customary general release of claims.
If any dispute arises concerning the Moran Employment Agreement or Mr. Moran’s employment or his termination, the parties will submit the dispute to arbitration at JAMS in New York, NY.

The Moran Employment Agreement also includes certain restrictive covenants for Mr. Moran, including a customary (a) 12-month non-compete, (b) non-interference and non-solicitation of our employees and clients (and prospective clients) during Mr. Moran’s employment for a period of two years following the termination of employment, and confidentiality, company work product and intellectual property, cooperation and non-disparagement provisions.

On March 30, 2026, the Board approved the following compensation terms to be reflected in an amendment to the Moran Employment Agreement, although no such amendment has been finalized or executed. The approved terms included an increase in annual base salary to $600,000, effective as of the date of approval, and an increase in target annual bonus to $1,600,000.

Graham Employment Agreement. Effective as of May 29, 2025, the Company and Ms. Graham entered into an executive employment and restrictive covenant agreement (the “Graham Employment Agreement”) pursuant to which Ms. Graham agreed to serve in the capacity of Chief Legal, Risk and Compliance Officer of the Company. For her services, Ms. Graham is (a) paid a base salary of $425,000 per annum, subject to annual review for increase but not decrease (other than as a result of an across-the-board reduction among the management team); (b) eligible to receive a bonus with respect to each fiscal year, which may be paid in cash, equity, or a combination of both, under the Company’s annual incentive compensation plan as established and modified from time to time by the Compensation Committee; provided, however, that subject to Ms. Graham substantially satisfying applicable personal performance goals, the aggregate total value of the cash and equity components of the bonus for any fiscal year shall be no less than the bonus most recently awarded to Ms. Graham prior to the effective date of the Graham Employment Agreement; and (c) eligible to participate in any equity or equity-based compensation plan adopted and maintained by the Company from time to time (if any).

Ms. Graham’s employment will terminate upon the earliest to occur of the following: (a) the date of Ms. Graham’s death; (b) a termination of Ms. Graham’s employment by the Company due to Ms. Graham’s disability; (c) Ms. Graham’s resignation without Good Reason; (d) a termination of Ms. Graham’s employment by the Company for Cause; (e) a termination of Ms. Graham’s employment by the Company without Cause; or (f) the resignation of Ms. Graham for Good Reason.

If Ms. Graham’s employment ends for any reason, Ms. Graham will be entitled to the following: (a) any earned but unpaid base salary through the termination date; (b) reimbursement for any unreimbursed business expenses incurred through the termination date; (c) any accrued but unused PTO in accordance with Company policy; and (d) any other accrued and vested payments, benefits or fringe benefits to which Ms. Graham may be entitled under the terms of any applicable compensation arrangement, benefit or fringe benefit plan or program (collectively, the “Accrued Amounts”).

If Ms. Graham’s employment is terminated by the Company without Cause or by Ms. Graham for Good Reason, in addition to the Accrued Amounts, Ms. Graham will be entitled to the following continued compensation: (a) continuation of Ms. Graham’s then base salary for 12 months; (b) any unpaid bonus from a prior year; (c) an amount equal to Ms. Graham’s prior year’s bonus; (d) continued vesting of outstanding equity awards to the same extent as if Ms. Graham’s termination qualified as a “Retirement” under the Company's Retirement, Disability, and Death Policy for Equity Awards; and (e) continuation of health benefits pursuant to COBRA at the same portion of premiums the Company pays for active employees for up to 12 months.

If Ms. Graham’s employment terminates as a result of Ms. Graham’s death or disability, in addition to the Accrued Amounts, Ms. Graham will be entitled to (a) a lump sum payment equal to the sum of (x) 12 months of Ms. Graham’s base salary and (y) the prior year’s bonus (prorated for the portion of the year worked) and (b) continuation of health benefits pursuant to COBRA at the Company’s sole cost for a period of 12 months. The continued compensation will only be payable if Ms. Graham complies with all terms and conditions of the Graham Employment Agreement and executes and delivers to the Company a customary general release of claims.

If any dispute arises concerning the Graham Employment Agreement or Ms. Graham's employment or her termination, the parties will submit the dispute to arbitration at JAMS in New York, NY. The Graham Employment Agreement also includes certain restrictive covenants, including a customary (a) non-interference and non-solicitation of the Company’s employees and clients during Ms. Graham’s employment and for a specified period following termination, and (b) confidentiality, company work product and intellectual property, cooperation, and non-disparagement provisions.